Exhibit 99.1

For Immediate Release

July 8, 2015

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FINANCIAL RESULTS

AT AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended June 30, 2015, of $836,000, or $0.47 per share of common stock, basic and diluted, compared to net income of $625,000, or $0.35 per share of common stock, basic and diluted, for the three months ended June 30, 2014. The Company reported unaudited net income of $1,623,000, or $0.91 per share of common stock, basic and diluted, for the six months ended June 30, 2015, compared to net income of $1,465,000, or $0.82 per share of common stock, basic, and $0.81 per share, diluted, for the six months ended June 30, 2014. Per share information for the three and six months ended June 30, 2015, is based upon 1,774,375 and 1,774,828 average shares outstanding, respectively, compared to the three and six months ended June 30, 2014, which was based upon 1,795,133 and 1,794,883 average shares outstanding, respectively.

Net income increased $211,000 to $836,000 during the second quarter of 2015, as compared to the second quarter of 2014. The increase in net income reflected an increase of $115,000 in noninterest income and a decrease of $293,000 in noninterest expense, partially offset by a decrease of $41,000 in net interest income and increases of $5,000 in provision for loan losses and $151,000 in income taxes.

Net interest income decreased $41,000 to $2.6 million during the second quarter of 2015, reflecting decreases of $119,000 in interest income and $78,000 in interest expense, as compared to the second quarter of 2014. Interest income was negatively impacted by a decrease of $132,000 in interest income on mortgage-backed securities as mortgage loan rates decreased and prepayment speeds increased. For the three months ended June 30, 2015 our net interest margin was 3.64% compared to 3.60% for the three months ended June 30, 2014. The ratio of interest earning assets to interest bearing liabilities at June 30, 2015 and June 30, 2014 was 1.28x and 1.25x, respectively.

The provision for loan losses increased $5,000 to $35,000 during the second quarter of 2015. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $2.9 million, or 1.6% of total loans, at June 30, 2015 to be adequate. At June 30, 2015, nonperforming loans totaled $2.3 million, or 1.2% of total loans.

The increase of $115,000 in noninterest income to $1.1 million during the second quarter of 2015 was primarily due to increases of $99,000 in commission income and $17,000 in gains on the sales of securities. Noninterest expense decreased $293,000 to $2.4 million during the second quarter of 2015. The decrease in noninterest expense was primarily due to a decrease of $262,000 in professional fees, reflecting a decrease in non-recurring legal and consulting expenses. The $151,000 increase in income taxes reflected the higher level of taxable income during the second quarter of 2015, as compared to the second quarter of 2014.

Net income increased $158,000 to $1.6 million during the first six months of 2015 resulting in an annualized return on assets of 1.07%, compared to 0.94% during the first six months of 2014. The increase in net income reflected an increase of $154,000 in noninterest income and a decrease of $247,000 in noninterest expense, partially offset by a decrease of $110,000 in net interest income and increases of $5,000 in provision for loan losses and $128,000 in income taxes.

The decrease in net interest income to $5.2 million during the first six months of 2015, compared to the same period of 2014, was due to decreases of $263,000 in interest income and $153,000 in interest expense. The provision for loan losses increased $5,000 to $65,000 during the first half of 2014. The increase of $154,000 in noninterest income to $2.1 million during the first six months of 2015 was primarily due to increases of $53,000 in commission income, $50,000 in gains on sales of securities and $33,000 in net income from mortgage banking operations. Noninterest expense decreased $247,000 to $4.9 million during the first six months of 2015 primarily due to a decrease of $273,000 in professional fees for the reasons noted above. Noninterest expense also benefitted from a decrease of $33,000 in ATM and bank card interchange expense, partially offset by an increase of $87,000 in compensation and benefits expense. The increase of $128,000 in income taxes reflected the higher level of taxable income during the first half of 2015 as compared to the same period of 2014.

Total assets at June 30, 2015 were $305.9 million compared to $311.9 million at December 31, 2014. Total deposits at June 30, 2015 were $238.5 million, compared to $245.9 million at December 31, 2014. Total stockholders’ equity increased to $45.6 million at June 30, 2015 from $45.0 million at December 31, 2014. The Company reported a book value per share of $25.48 and a tangible book value per share of $23.96 at June 30, 2015. At June 30, 2015, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.1%, 18.4%, 18.4%, and 19.7%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is regulated as a bank holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended June 30, 2015, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.